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                                                                    EXHIBIT 99.1


         HOUSTON, Texas, January 10, 2000 - Noble Drilling Corporation announced today that it, along with its subsidiaries Noble Drilling Services Inc. and Noble Drilling (U.S.) Inc., have filed suit against Samedan Oil Corporation and Mariner Energy, Inc. for breach of contract.

         In recent years, Noble Drilling has focused on increasing the number of rigs in its fleet capable of deepwater offshore drilling. A principal component of this deepwater strategy has been the conversion and upgrade of rigs to drill in water depths greater than 5,000 feet. Five of the six rigs in this program have been delivered under long-term contracts. The Noble Max Smith was delivered on December 22, 1999 for use by Amerada Hess Corporation. A previously disclosed dispute with Union Pacific Resources concerning its use of the Noble Max Smith has been resolved in principle and a drilling contract is in the process of final documentation.

         The Noble Homer Ferrington, which is capable of drilling in 6,000 feet of water, is the sixth rig in the program; and it is scheduled for delivery in late February or March 2000. The Noble Homer Ferrington remains subject to letter agreements dated February 1998 with Mariner Energy, Inc. and Samedan Oil Corporation, which require Mariner and Samedan to sign drilling contracts totaling five years and a related rig-sharing agreement. As previously disclosed, Mariner expressed its view in March 1999 that its letter agreement had expired, however it further expressed its intention to work toward a mutually acceptable outcome. Noble Drilling is continuing its discussions with Mariner and is hopeful that such a mutually acceptable outcome will be reached in the near future. Also as previously disclosed, Samedan has questioned the extent of its obligations under its letter agreement and expressed concerns about the rig's design criteria. Noble Drilling believes these operators have binding commitments to use the rig, and that the rig meets the originally agreed upon design criteria. Accordingly, the company has filed suit to enforce its rights. If the company is not able to resolve this matter promptly, it could experience delay in finding alternate customers. While the current market for deepwater rigs has softened, the increases in the price of oil in recent months will stimulate drilling activity over time. In the interim, it is anticipated that the unit could be contracted at dayrates lower than those reflected in the existing letter agreements, which would adversely affect the company's future revenues and operating income. Each $20,000 reduction in dayrate from the letter agreement rate would reduce earnings per share on an annualized basis by approximately $0.036.

         Noble Drilling Corporation is a leading provider of diversified services for the oil and gas industry worldwide. Contract drilling services are performed with our fleet of 47 offshore drilling units located in key markets worldwide. Our fleet of floating deepwater units consists of nine semisubmersibles and three dynamically positioned drillships, seven of which are designed to operate in water depths greater than 5,000 feet. Our fleet of 32 jackup rigs includes 19 premium units that operate in water depths of 300 feet and greater, four of which operate in water depths of 360 feet and greater. In addition, our fleet includes three submersible units. Ten of our units are capable of operating in harsh environments. Over 60 percent of the fleet is currently deployed in international markets, principally including the North Sea, Africa, Brazil, the Middle East and Mexico. We also provide engineering and production management services and turnkey drilling services. The company's common stock is traded on the New York Stock Exchange under the symbol "NE".


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For additional information, contact:
Steve Manz, Director of Accounting and Investor Relations
Noble Drilling Corporation, 713-974-3131